UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               Smart Online, Inc.
                               ------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    83171V00
                                    --------
                                 (CUSIP Number)

                                December 31, 2006
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]     Rule 13d-1(b)
                  [X]     Rule 13d-1(c)
                  [ ]     Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                Page 1 of 5 Pages

-------------------------                                  ---------------------
CUSIP No. 83171V00                  Schedule 13G             Page 2 of 5 Pages
-------------------------                                  ---------------------


--------------------------------------------------------------------------------
 1)      NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

         Atlas Capital, SA
--------------------------------------------------------------------------------
 2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a)   [ ]
         (b)   [ ]
--------------------------------------------------------------------------------
 3)      SEC USE ONLY
--------------------------------------------------------------------------------
 4)      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
                           5)       SOLE VOTING POWER

  NUMBER OF                                                            2,257,950
   SHARES                  -----------------------------------------------------
BENEFICIALLY               6)       SHARED VOTING POWER
  OWNED BY
    EACH                                                                       0
  REPORTING                -----------------------------------------------------
   PERSON                  7)       SOLE DISPOSITIVE POWER
    WITH:
                                                                      2,257,950
                           -----------------------------------------------------
                           8)       SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
 9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       2,257,950
--------------------------------------------------------------------------------
 10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)
         [ ]
--------------------------------------------------------------------------------
 11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           14.7%
--------------------------------------------------------------------------------
 12)     TYPE OF REPORTING PERSON (See Instructions)
                                                                              CO

-------------------------                                  ---------------------
CUSIP No. 83171V00                  Schedule 13G             Page 3 of 5 Pages
-------------------------                                  ---------------------

Item 1.

         (a)  Name of Issuer
              --------------

         Smart Online, Inc. (the "Issuer")

         (b)  Address of Issuer's Principal Executive Offices
              -----------------------------------------------

         2530 Meridian Parkway
         Durham, North Carolina 27713

Item 2.

         (a)  Name of Person Filing
              ---------------------

         This Schedule 13G is being filed by Atlas Capital, SA (the "Reporting Person"), a corporation incorporated in Switzerland. The Reporting Person is filing this statement on Schedule 13G to replace a Schedule 13D it erroneously filed on February 23, 2005. At the time the Reporting Person filed its initial statement on Schedule 13D on February 23, 2005, the Reporting Person was eligible to file a Schedule 13G pursuant to Rule 13d-1(d) under the Act. The Reporting Person is no longer eligible to file a Schedule 13G pursuant to Rule 13d-1(d), but the Reporting Person remains eligible to file a Schedule 13G pursuant to Rule 13d-1(c). The Reporting Person has not acquired or held any shares of Common Stock for the purpose or with the effect of changing or influencing the control of the Issuer, and the shares were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. Accordingly, the Reporting Person is making this filing, as of December 31, 2006, in accordance with Rule 13d-1(c).

         (b) Address of Principal Business Office or, if none, Residence
             -----------------------------------------------------------

         116 Rue Du Rhone, Geneva V8 Ch-1204

         (c)  Citizenship
              -----------

         The Reporting Person is a company incorporated under the laws of Switzerland.

         (d)  Title of Class of Securities
              ----------------------------

         Common Stock, $0.001 par value ("Common Stock")

         (e)  CUSIP Number
              ------------

         83171V00
Item 3.

         Not applicable.

Item 4.  Ownership

         (a) Amount Beneficially Owned:
             --------------------------

         2,257,950

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CUSIP No. 83171V00                  Schedule 13G             Page 4 of 5 Pages
-------------------------                                  ---------------------


         (b) Percent of Class:
             -----------------

         14.7% (1)

         (c) Number of Shares as to which such Person has:
             ---------------------------------------------

              (i) sole power to vote or to direct the vote:

         2,257,950

              (ii) shared power to vote or to direct the vote:

         0

              (iii) sole power to dispose or to direct the disposition of:

         2,257,950

               (iv) shared power to dispose or to direct the disposition of:

         0

         (1) The percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Act. As of December 31, 2006, there were 15,379,030 shares of Common Stock issued and outstanding.


Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------                                  ---------------------
CUSIP No. 83171V00                  Schedule 13G             Page 5 of 5 Pages
-------------------------                                  ---------------------




                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Atlas Capital, SA
                                       Date: October 2, 2007




                                       By:        /s/  Avy Lugassy
                                                  ------------------------------
                                       Name       Avy Lugassy

                                       Title:
                                                  ------------------------------